Exhibit 10.17

As of December 20, 2002

Leonard S. Schleifer, M.D., Ph.D.
President and Chief Executive Officer,
Regeneron Pharmaceuticals, Inc.
777 Old Saw Mill River Road
Tarrytown, New York 10591-6707

Dear Len:

          This employment agreement will replace and update the agreement dated February 12, 1998 between Regeneron Pharmaceuticals, Inc. (“Regeneron” or the “Company”) and you. The compensation obligations of the Company under this agreement (the “Agreement”) will be reduced by any amounts actually paid by any affiliate, subsidiary, and related entity controlled by or under common control with the Company (“Related Entity”).

     1.     Employment.

          (a)   You will continue to serve, during the Employment Term, as President and Chief Executive Officer of the Company with the customary responsibilities and authority of such positions and in accordance with the Company’s By-Laws. You will report directly and only to the Board of Directors. If elected, you will also continue to serve as a Director of the Company. The Company shall during the Employment Term recommend and propose you as a Director of the Company and any Related Entity and, if the Chairman of the Board of Directors as of the date hereof at any time ceases to serve as such, as Chairman of the Board of Directors. To the extent you are not elected Chief Executive Officer of any Related Entity, such Chief Executive Officer shall report to you.

          (b)   During the Employment Term, you shall devote substantially all of your business time and attention to the performance of your duties for the Company and serve the Company diligently and to the best of your ability. You may, however, perform teaching, consulting, patient care, and other activities as you have done from time to time in the past, provided that they do not materially conflict with the performance of your duties to the Company. In addition, you may manage your personal investments and be involved in civic and charitable activities so long as such activities do not materially interfere with your providing services hereunder. During the Employment Term, you shall not serve as a member of a board of directors of any other for-profit corporation (other than a Related Entity) without the prior written consent of the Board of Directors (which consent shall not be unreasonably withheld). In no event will the provisions of this Agreement in any way modify, alter, reduce, or limit the fiduciary obligations you owe to the Company as an officer and Director of the Company.

     2.     Term. Except for earlier termination as provided in paragraph 4 hereof, your employment under this Agreement (the “Employment Term”) shall be for an initial term commencing on the date hereof and ending on December 31, 2003 (the “Initial Term”). Unless notice is given of an intent not to extend the Initial Term or any extension thereof, by you or by the Company on at least ninety (90) days prior written notice, the Employment Term shall be deemed as of such 90th day to have been extended and continue until the end of the following calendar year unless otherwise terminated as provided in paragraph 4 hereof.

     3.     Compensation/Benefits.

          (a)   During the Employment Term, you will receive base salary at an annual rate of not less than $575,000, paid currently at periodic intervals in accordance with the Company’s payroll practices for salaried employees. Adjustments in your base salary during the term of this Agreement (which shall thereafter be your “Base Salary”) may be effected from time to time upon the recommendation of the Compensation Committee and the approval of the Board of Directors based upon an annual review by the Compensation Committee, but your Base Salary, once increased, shall in no event be decreased; provided, however, that in the event there is a general reduction of compensation applicable to senior executives generally, nothing herein shall preclude the Board of Director’s ability to reduce your Base Salary consistent with this reduction. You shall also participate in and be the beneficiary of any cash bonus payments, stock option and other equity programs, incentive programs, pension plans, profit sharing plans and other benefit programs and fringe benefit programs implemented by the Company and otherwise available to executive officers, nonindependent directors, and employees of the Company, at a level commensurate with your position, in accordance with the terms and conditions of such programs.

          (b)   You have separately entered into one or more stock purchase agreements and stock option award agreements with the Company. With the sole exception of the provisions in this Agreement regarding vesting and exercisability of stock options, nothing in this Agreement will affect any term or provision of any stock purchase or stock option award agreement you have entered into or will enter into with the Company under any stock purchase or incentive plan of the Company and the stock options to purchase common shares previously granted to you shall remain outstanding, and in effect, in accordance with their respective terms.

          (c)   The Company will during the Employment Term maintain insurance on your life in the amount of $1,000,000 payable to such beneficiary as you designate. You may change the designated beneficiary of this policy at any time. The Company will not borrow against or otherwise encumber the policy or proceeds thereof. The Company will also during the Employment Term maintain for your benefit a long term disability policy that will pay you at least 65 percent of your Base Salary during such period as you are unable, for physical or mental reasons, to perform the responsibilities of your current position, with such benefits commencing no later than six (6) months after incurrence of the disability.

          (d)   During the Employment Term, the Company will pay for or will reimburse the reasonable costs of your medical malpractice insurance and all customary, ordinary, and necessary business expenses incurred by you in the performance of your duties (including expenses related to equipment you customarily and normally use in connection with the performance of your duties to the Company), provided that you present such vouchers, receipts, or other documentation as are required by the regular procedures of the Company for the reimbursement of such expenses. In addition, during the Employment Term, the Company will pay you a monthly automobile cash allowance of $1,500 plus all expenses of maintaining and operating your automobile in accordance with current policy.

          (e)   You shall be entitled to at least four (4) weeks of vacation per year, which vacation may be taken at such times as you elect with due regard to the needs of the Company.

          (f)   The Company will pay, or will reimburse the reasonable costs of, any legal, accounting or other professional services you incur in connection with your tax preparation and financial planning to a maximum of $12,500 per year, including, without limitation, a tax gross-up reimbursement so long as the total direct reimbursement and tax gross-up reimbursement is no more than $12,500 per year; provided, however, that any unused portion of such amounts shall remain available for your use in future years (in addition to the $12,500 to which you are entitled per year).

          (g)   During the Employment Term (and, subject to the terms of this paragraph, thereafter), the Company will continue to designate you as its nominee at the club at which you are currently designated as the nominee of the Company (the “Club”) and pay any dues or other expenses incurred with regard to your use of the Club. After your termination of employment with the Company, you shall, at your election made to the Company within 45 days thereafter: (i) elect not to be designated by the Company as the nominee for the Company’s Club membership; (ii) if permitted by the Club, have the Company transfer the Company’s Club membership to you, with the Company having its bond either returned or assumed by you (in which case you would pay the Club any dues or other Club expenses incurred thereafter and, if you assumed the bond, would pay the Company the amount of the bond); or (iii) have the Company continue your designation as nominee for the Company’s Club membership (in which case you would pay the dues and other Club expenses incurred thereafter and deposit the amount of the Club bond with the Company, with such amount (as adjusted in the same manner as the bond) returned to you by the Company at the earlier of such time as it receives a refund of the bond or you elect to cease being designated as the Company’s nominee at the Club). Notwithstanding anything else herein, this obligation shall survive any termination of your employment with the Company.

          (h)   Following any termination of your employment with the Company, if and to the extent the Company maintains any health benefit plans (and without any obligation to do so), you and your (and, after your death, your wife’s) dependents shall be entitled to continue to participate therein by paying an amount equal to the COBRA cost thereof for the remainder of your life and that of your spouse at the time of such termination of employment. Notwithstanding anything else herein, this provision shall survive any termination of your employment with the Company.

     4.     Termination. Except as otherwise provided in paragraph 2, the Employment Term shall end upon the earliest of the following to occur:

          (a)   Your death.

          (b)   Upon a vote of the Board of Directors and notice to you of termination as a result of your Permanent Disability. Permanent Disability means your inability, by reason of any physical or mental impairment, to substantially perform the significant aspects of your regular duties as contemplated by this Agreement and which inability is reasonably contemplated to continue for at least one (1) year from its incurrence and at least ninety (90) days from the date of such vote. Any question as to the existence, extent, or potentiality of your Permanent Disability shall be determined by a qualified independent physician selected by you (or, if you are unable to make such selection, by an adult member of your immediate family), and reasonably acceptable to the Company. Such physician’s written determination of your Permanent Disability shall, upon delivery to the Company, be final and conclusive for purposes of this Agreement; provided, however, that no such determination shall be final and conclusive with respect to any disability coverage under paragraph 3(c).

          (c)   Your Involuntary Termination, as set forth in paragraph 6 below.

          (d)   Your Removal for Cause, as set forth in paragraph 7(a) below.

          (e)   Your voluntary termination (other than termination on account of death, Permanent Disability or termination by you for Good Reason) upon ninety (90) days prior written notice; provided, however, that the Company may waive such notice requirement in a written waiver delivered to you.

     5.     Death and Disability.

          (a)   If the Employment Term terminates by reason of your death or your Permanent Disability as provided in paragraph 4, then, except as provided in this paragraph 5(a), no further compensation will become payable to you under this Agreement, other than any unpaid Base Salary, earned but unpaid bonuses, the pro rata portion of incentive compensation earned for services rendered through the date of your death or Permanent Disability, any deferred compensation and all other payments, benefits or fringe benefits to which you may be entitled under the terms of any applicable compensation arrangement or benefit, equity or fringe benefit plan or program or grant (other than any severance plan) or this Agreement (collectively, “Entitlements”). Entitlements shall be calculated and paid as set forth in subparagraph (b) below. You shall also be entitled to the Stock Option Treatment (as set forth in paragraph 8(g) below). In the event of your termination on account of your Permanent Disability, the Company shall pay you 100% of your Base Salary reduced by any insurance or other payments made under policies or plans paid for or maintained by the Company and shall continue to provide you and your eligible dependents with the medical and dental care benefit coverage and life insurance at a level of coverage comparable to the coverage in effect for you at the time of your termination on account of Permanent Disability upon the same terms and conditions (except for the requirement of your continued employment) for a period of eighteen (18) months following your date of termination.

          (b)   Earned but unpaid bonus shall mean any declared but unpaid bonus for any prior bonus period and, if the bonus for the current bonus period is other than totally discretionary, a pro rata portion of the calculated bonus for the bonus period based on days in the bonus period prior to termination of your services compared to total days in the bonus period. Any incentive compensation shall be deemed earned and shall be paid based on actual results during the measuring period and a pro rata measurement of the days in the incentive period prior to termination of your services compared to total days in the incentive period. Each Entitlement shall be promptly paid after the amount thereof is determined. Any deferred compensation shall be paid in accordance with the terms of the applicable plan.

     6.     Involuntary Termination.

          (a)   Involuntary Termination shall mean either your termination by the Company in accordance with paragraph 6(b) hereof, or your resignation in accordance with paragraph 6(c) hereof.

          (b)   Termination By The Company Without Cause:

          Your termination by the Company shall be considered to be “without cause” if (i) you are terminated or dismissed, for reasons other than your death, Permanent Disability or “Removal for Cause,” as President or Chief Executive Officer, unless you have previously consented in writing to such removal or dismissal (which consent may be given or withheld in your sole discretion); provided, however, that your termination or dismissal as President shall not be a Termination by the Company without Cause if the person appointed President reports to you, or (ii) prior to your sixty-fifth (65th) birthday, the Company gives notice of nonextension of the Employment Term pursuant to paragraph 2 hereof.

          (c)   Termination By You For Good Reason:

          Your resignation shall be considered to be for Good Reason if you resign as President and Chief Executive Officer (whether or not you resign as a Director and, if Chairman of the Board, as Chairman of the Board) upon ninety (90) days’ prior written notice within ninety (90) days after the occurrence of one of the following events: (i) your removal, dismissal or failure to be re-elected as President or Chief Executive Officer (other than on account of your termination for some other reason) or a de jure or de facto material reduction in your duties, title, responsibilities, authority, status, or reporting responsibilities (other than in connection with the appointment of a Chief Operating Officer or President who reports to you), unless you have previously consented in writing to such removal, dismissal or reduction (which consent may be given or withheld in your sole discretion); (ii) the failure to elect you, or your removal, dismissal or failure to be re-elected, as Chairman of the Board if the current Chairman of the Board ceases to serve as such; (iii) the failure of the Company to pay to you any amount due under this Agreement within ten (10) days after the later of its due date or your written demand for payment of such amount; (iv) any material breach by the Company of any provision of this Agreement which is not cured within thirty (30) days after your giving of written notice of such breach to the Company; (v) one year after a Change of Control, as defined in Exhibit A hereto, to the extent you are employed hereunder at that time; (vi) the relocation of the Company’s principal executive office more than fifty (50) miles from the current location; or (vii) the failure of the Company to obtain and deliver to you a reasonably satisfactory written agreement from any successor to the Company as provided in paragraph 14(l).

          (d)   Upon an Involuntary Termination, you will become entitled to the benefits specified in paragraph 8 of this Agreement. In addition, you will be entitled to your Entitlements as calculated and paid in accordance with paragraph 5(b) above.

     7.     Removal For Cause.

          (a)   Removal for Cause shall mean the termination of your duties as President, Chief Executive Officer and, if you are then serving in such capacity, Chairman of the Board, effected by the Board of Directors of the Company (after a Board of Directors meeting for which you had at least ten (10) days prior written notice and at which you had the opportunity to have counsel present to represent you in connection with issues concerning your removal for cause) by reason of any one or more of the following, which individually or in the aggregate has a material adverse effect on the aggregate business or affairs of the Company and any Related Entity:

(i) your gross neglect of your duties, your willful and continuing refusal to perform your duties (other than, in any such case, because of a reasonably documented mental or physical illness), your refusal to obey any lawful order of the Board of Directors, or any material breach by you of any provision of paragraphs 11 or 12 of this Agreement, which, in any of the foregoing events, continues for more than thirty (30) days following your receipt of written notice from the Board of Directors that describes such breach or other event;

(ii) your willful misconduct with respect to the business or affairs of the Company or of any Related Entity;

(iii) your conviction of, or your plea of nolo contendere to, a misdemeanor involving embezzlement or fraud or other offense involving money or other property of the Company (other than a good faith dispute over expense account items), any criminal violation of the Securities Act of 1933 or the Securities Exchange Act of 1934, or any felony, provided your rights of appeal with respect to such matter have either lapsed or been exercised;

          (b)     Upon your Removal for Cause, the Company will only be required to pay you any unpaid Base Salary earned by you pursuant to paragraph 3 for services rendered through the date of such removal, any bonus which has been declared but is unpaid as of the date of such removal and, in accordance with the terms of any plan, any deferred compensation. In addition, you will be entitled to your Entitlements as calculated and paid in accordance with paragraph 5(b) above. In such case, no amounts will be payable to you under paragraph 8 of this Agreement for any reason whatsoever.

          (c)   In the event of your voluntary termination in accordance with paragraph 4(e), you shall receive the same amounts as if you were Removed for Cause plus the Stock Option Treatment (as set forth in paragraph 8(g)).

     8.     Severance Benefits.

          (a)   Subject to paragraphs 8(b) and 8(e), upon an Involuntary Termination, you will become entitled to the following severance benefits:

(i) The Company will pay you an amount equal to one and one-quarter (1 1/4) times the sum of (x) your Base Salary in effect (or, if improperly reduced, required to be in effect) at the time of your Involuntary Termination and (y) the average of the annual bonuses paid or payable to you during the three (3) completed fiscal years prior to your Involuntary Termination; provided that such payment shall be payable in twelve (12) equal monthly installments commencing no later than ten (10) calendar days (including weekends and holidays) following such Involuntary Termination.

(ii) Unless you become eligible for comparable coverage under another company’s plans or programs, the Company shall continue to provide you and your eligible dependents, upon the same terms and conditions (except for the requirement of your continued employment), with the medical and dental care benefit coverage and life insurance at a level of coverage comparable to the coverage in effect for you at the time of your Involuntary Termination for the eighteen (18) month period following your Involuntary Termination.

          (b)   Notwithstanding paragraph 8(a), upon your Involuntary Termination within three (3) years after a Change of Control, as defined in Exhibit A hereto, or within three (3) months prior thereto in anticipation of a Change of Control, you will become entitled to the following severance benefits in lieu of the amounts under paragraph 8(a) above:

(i) The Company will make a lump sum payment to you within ten (10) days after such termination of an amount equal to three (3) times the sum of (x) your Base Salary in effect (or, if improperly reduced, required to be in effect) at the time of your Involuntary Termination and (y) the average of the annual bonuses paid or payable to you during the three (3) completed fiscal years prior to your Involuntary Termination or, if higher, the three (3) completed fiscal years prior to the Change of Control.

(ii) Any bonus, vacation pay or other compensation accrued or earned under law or in accordance with the Company’s policies applicable to you but not yet paid and any incurred but unreimbursed business expenses for the period prior to termination shall be payable in accordance with the Company’s policies and the terms of the applicable plan.

(iii) Until you and your dependents become eligible for comparable coverage under another company’s plans or programs, the Company shall continue to provide you and your eligible dependents, upon the same terms and conditions (except for the requirement of your continued employment), with the medical and dental care benefit coverage and life insurance at a level of coverage comparable to the coverage in effect for you at the time of your Involuntary Termination for the thirty-six (36) month period following your Involuntary Termination.

(iv) All stock options, whether heretofore or hereafter, granted to you shall become fully vested and immediately exercisable and, if the basis were an action in anticipation of the Change of Control, the option shall remain exercisable (unless the original terms would otherwise end) at least through the Change of Control.

          (c)   Each of your outstanding loans from the Company will become due and payable in accordance with their existing terms and provisions, and none of these loans will be forgiven or otherwise canceled in whole or in part.

          (d)   The Company agrees that if your employment with the Company is terminated during the Employment Term for any reason whatsoever, you are not required to seek other employment or to attempt in any way to reduce any amounts payable to you by the Company pursuant to this Agreement. Further, the amount of any payment or benefit provided for in this Agreement shall not be reduced by any compensation earned by you or benefit provided to you as the result of employment by another employer or otherwise. In addition, the amounts payable hereunder shall not be subject to setoff, counterclaim, recoupment, defense or other right which the Company may have against you or others, except upon obtaining by the Company of a final nonappealable judgment against you.

          (e)   In the event that you have received or commenced receipt of any payments or other rights under paragraphs 5(a) or 8(a), you shall not be entitled to any additional payments or rights under paragraphs 5(a), 8(a), or 8(b) with respect to any subsequent occurrence which might otherwise give rise to such payments or rights under such paragraphs, except as specifically provided with regard to paragraph 8(b).

          (f)   Payments under paragraph 8(b)(iii) may, at the discretion of the Company, be made by continuing your participation in the applicable plan, in the case of medical benefits, by paying the applicable COBRA premium for you and your dependents, or by covering you and your dependents under substitute arrangements, provided that, to the extent you incur tax that you would not have incurred as an active employee as a result of the aforementioned coverage or the benefits provided thereunder, you shall receive from the Company an additional payment in the amount necessary so that you will have no additional cost for receiving such items or any additional payment.

          (g)   Notwithstanding anything to the contrary in this Agreement or any other agreement between you and the Company, the Company agrees that if your employment with the Company terminates during the Employment Term for any reason (other than a Removal for

Cause), including a termination of employment pursuant to paragraphs 4(a), 4(b), 4(c) and 4(e), (i) all of your stock options and other equity awards shall continue to vest in accordance with the terms of the applicable grant agreement notwithstanding the employment termination, (ii) you (or your executors or administrators of your estate, in the case of your death) shall be entitled to exercise any of your stock options at any time during the original term of such options, and (iii) all agreements relating to your stock options or other equity shall be deemed amended to the extent inconsistent with the foregoing (such continued vesting and exercisability, the “Stock Option Treatment”).

          (h)   Any amounts payable and benefits or additional rights provided pursuant to paragraphs 8(a) or 8(b) beyond Entitlements shall be payable only if you deliver to the Company a release of all claims that you have or may have against the Company and its affiliates occurring up to the release date in a form substantially in the form of Exhibit B hereto.

     9.       Excise Tax. In the event that you become entitled to payments and/or benefits which would constitute “parachute payments” within the meaning of Section 280G(b)(2) of the Code, the provisions of Exhibit C shall apply.

     10.     Proprietary Information and Inventions. You understand and acknowledge that:

          (a)   The Company is and will be engaged in a continuous program of research, design, development, production, and marketing with respect to its business.

          (b)   Your employment by the Company creates a relationship of confidence and trust between the Company and you with respect to certain information relating to the business and affairs of the Company or applicable to the business of any client, customer, consultant, partner, external collaborator, or service provider of the Company, which may be made known to you by the Company or by any client, customer, consultant, partner, external collaborator, or service provider of the Company, or learned by you during the period of your affiliation with the Company.

          (c)   The Company will possess information created, discovered, or developed by, or otherwise become known to, the Company (including, without limitation, information created, discovered, developed, or made known to you during the Employment Term) or in which property rights have been or may be assigned or otherwise conveyed to the Company (whether or not the information has commercial value in the business in which the Company is or proposes to be engaged) and is treated by the Company as confidential. All this information is “Proprietary Information,” which includes, but is not limited to, systems, processes, formulae, data, functional specifications, computer software, programs and displays, know-how, improvements, discoveries, inventions, developments, designs, techniques, marketing plans, strategies, forecasts, new and proposed products, unpublished financial statements, budgets, projections, licenses, prices, costs, and customer, external collaborator, partner, client, and supplier lists, and any and all intellectual properties. The foregoing, however, shall not cover information generally known in the industry or which hereafter become generally known in the industry.

     11.     Ownership of Proprietary Information and Inventions.

          (a)   All Proprietary Information shall be the sole property of the Company and its assigns, and the Company and its assigns will be the sole owners of all inventions, patents, copyrights, trademarks, and other rights in connection therewith. You hereby assign to the Company any right you may have or acquire in such Proprietary Information. At all times, you will keep in strictest confidence and trust all Proprietary Information and you will not use or disclose any Proprietary Information without the written consent of the Company.

          (b)   If your employment with the Company is terminated for any reason, you will deliver to the Company all documents, notes, drawings, specifications, computer software, data, inventions, organisms, and other materials of any nature pertaining to any Proprietary Information, and will not take any of the foregoing, or any reproduction of any of the foregoing, that is embodied in any tangible medium of expression. This shall not limit you from retaining your personal phone directories and rolodexes.

          (c)   You will promptly disclose to the Company (or any persons designated by it) all discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer software, strategies, know-how, and data, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during your employment by the Company, which result from carrying out your responsibilities to the Company, or result from the use of premises or property owned, leased, or contracted for by the Company (all such discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer software, know-how, and data are referred to in this Agreement as Inventions). You will also promptly disclose to the Company, and the Company agrees to receive all such disclosures in confidence, all other discoveries, developments, designs, improvements, inventions, formulae, processes, techniques, computer software, strategies, know-how, and data, whether or not patentable or registrable under copyright or similar statutes, made or conceived or reduced to practice or learned by you, either alone or jointly with others, during your employment by the Company for the purpose of determining whether they are Inventions, as that term is used in this Agreement. At all times during your employment by the Company you will use your reasonable business efforts to avoid conflicts of interest involving potential rights and claims of the Company and of third parties to Inventions, including those that might arise by virtue of your affiliation with a university or other medical institution concurrently with your employment by the Company and will take all action reasonably necessary and or desirable to minimize the probability of any such conflicts of interest and to maximize the likelihood that any Inventions made, conceived or developed or reduced to practice by you (alone or jointly with others) during your employment by the Company and which reasonably relate to the business of the Company will be and become the sole, unencumbered property of the Company, and no other third party (including, without limitation, any such university or other institution with whom you may also be affiliated) will have any rights thereto and that any such conflicts of interest be resolved in favor of the Company.

          (d)   All Inventions shall be the sole property of the Company and its assigns, and the Company and its assigns shall be the sole owner of all patents, copyrights, trademarks,

and other rights in connection therewith. You hereby assign to the Company any rights you may have or acquire in such Inventions. You will assist the Company in every proper way as to all such Inventions (but at the Company’s expense) to obtain and from time to time enforce patents, copyrights, trademarks, and other rights and protections on and enforcing such Inventions, as the Company may desire, together with any assignments thereof to the Company or persons designated by it. Your obligation to assist the Company in obtaining and enforcing patents, copyrights, trademarks, and other rights and protections relating to such Inventions in any and all countries shall continue beyond the Employment Term. If the Company is unable, after reasonable effort, to secure your signature on any document or documents needed to apply for or prosecute any patent, copyright, or other right or protection relating to an Invention, for any other reason whatsoever, you hereby irrevocably designate and appoint the Company and its duly authorized officers and agents as your agent and attorney-in-fact, to act for and on your behalf to execute and file any such application or applications and to do all other lawfully permitted acts to further the prosecution and issuance of patents, copyrights, or similar protections thereon with the same legal force and effect as if executed by you and you hereby ratify, affirm, and approve all such lawfully permitted acts accordingly.

     12.     Restricted Covenant. (a)  You are aware that the services you perform for the Company are of a special, unique character. You also acknowledge your possession and future possession of Proprietary Information and the highly competitive nature of the business of the Company. Accordingly, you agree that, for the consideration set forth in this Agreement, you will not, without the written permission of the Company pursuant to Board of Directors authorization, during your employment under this Agreement and, if your employment ends as a result of your voluntary termination of employment pursuant to paragraph 4(e), for a period of one (1) year thereafter (six (6) months, in the event of any such termination after the occurrence of a Change of Control): (i) directly or indirectly engage or become interested or involved in any Competitive Business (as defined in paragraph (b)), whether such engagement, interest, or involvement shall be as an employer, officer, director, owner shareholder, employee, partner, consultant, or in any other capacity or relationship; provided, however, that this shall not preclude a passive investment of less than one (1%) of the stock of any publicly traded company; or (ii) materially assist others in engaging in any Competitive Business in the manner described in the foregoing clause (i); provided, further, that this shall not preclude you from providing investment banking services to or on behalf of an entity after your termination of employment that might otherwise be a Competitive Business so long as such services are to arrange a purchase, sale or other business combination for or with such entity or to arrange financing for such entity (including, without limitation, obtaining a bank loan for such entity or participating in the sale of the debt or equity securities of such entity).

          You understand that this provision is not meant to prevent you from earning a living or fostering your career. It does intend, however, to prevent Competitive Businesses from gaining any unfair advantage from your knowledge of Proprietary Information. You understand that by making any other employer aware of this provision, that employer can take such action as to avoid your breach of this provision and to indemnify you in the event of a breach.

             (b)   The term “Competitive Business” means:

(i) For the period commencing on the date of this Agreement and ending on the date of your termination of employment any business or activity that is substantially the same as any business or activity of the Company as conducted by the Company or any Related Entity during such period; and

(ii) For the period thereafter, any business or activity described in paragraph (i) above to the extent that on the date of your termination of employment such business or activity represents at least 10% of the research and development budget of the Company for the fiscal year in which your termination occurs; provided, however, that any business or activity of the Company shall be deemed to have been conducted by the Company at the time of your termination of employment if the Company has undertaken steps to commence such business or activity prior to your termination of employment. Notwithstanding the foregoing, the provisions of this paragraph shall not operate to preclude your employment with (or providing consulting services to) any company that has a market capitalization at the time of your termination of employment of at least $500 million.

     13.     Litigation Support. Subject to your other commitments, following the Employment Term, you shall make yourself reasonably available to cooperate (but only truthfully) with the Company and provide information as to matters with which you were personally involved, or have information on, while you were an officer of the Company and which are or become the subject of litigation or other dispute.

     14.     General Provisions.

          (a)   Death. Should you die before receipt of any or all severance payments to which you became entitled under paragraph 8, then the balance of the payments to which you are entitled shall continue to paid in accordance with the terms hereof to the executors or administrators of your estate.

          (b)   General Creditor Status. The amounts to which you may become entitled hereunder shall be paid, when due, from the general assets of the Company, and no trust fund, escrow arrangements, or other segregated account shall be established as a funding vehicle for such payment. Accordingly, your right (or the right of the executors or administrators of your estate) to receive such benefits shall at all times be that of a general creditor of the Company and shall have no priority over the claims of other general creditors.

          (c)   Indemnification. During the Employment Term and thereafter, the Company shall indemnify you and hold you harmless to the fullest extent permitted by law against any judgments, fines, amounts paid in settlement and reasonable expenses (including reasonable attorneys’ fees), and advance amounts necessary to pay the foregoing at the earliest time and to the fullest extent permitted by law, in connection with any claim, action or proceeding (whether civil or criminal) against you as a result of you serving as an officer or Director of the Company or in any capacity at the request of the Company in or with regard to any other entity, employee benefit plan or enterprise. This indemnification is in addition to and not in lieu of any other indemnification rights you may otherwise have.

          (d)   Remedies. Your obligations under paragraphs 11 or 12 of this Agreement will survive termination of your employment by the Company. You acknowledge that a remedy at law for any breach or threatened breach of such provisions would be inadequate and therefore agree that the Company may be entitled to injunctive relief and any other available rights and remedies in case of any such breach or threatened breach; provided, however, that nothing contained in this subparagraph (d) will be construed as prohibiting the Company from pursuing any other remedies available for any such breach or threatened breach.

          (e)   Interpretation. This Agreement shall be interpreted under the laws of the State of New York without regard to conflict of law provisions thereof.

          (f)   Notices. Any notice which a party is required or may desire to give under this Agreement will be given by personal delivery, air courier, or registered or certified mail, return receipt requested, addressed to you at the address of record with the Company and addressed to the Secretary of the Company at its principal office, or at such other place as either party may from time to time designate in writing given as aforesaid. The date of delivery of any notice or communication will be deemed to be (i) the date of delivery thereof, in the case of personal delivery; (ii) the day after the date when dispatched, in the case of air courier; and (iii) the date of receipt, in the case of mailing.

          (g)   Waivers. If either party shall waive any breach of any provision of this Agreement, he or it will not thereby be deemed to have waived any preceding or succeeding breach of the same or any other provision of this Agreement.

          (h)   Headings. The paragraph headings of this Agreement are for convenience only and will not be deemed to effect the meaning of the Agreement.

          (i)   Superseding. This Agreement supersedes all prior agreements between you and the Company relating to the subject of your personal services and severance benefits, including the letter agreement dated September 14, 1993, which is hereby terminated. The provisions of this Agreement may only be amended by written instrument signed by you and a member of the Board of Directors.

          (j)   No Guarantee of Employment or Service. Nothing in this Agreement is intended to provide you with any right to continue in the service of the Company for any period of specific duration, nor, except as specifically provided herein, to provide the Company with any right to require you to continue in the service of the Company.

          (k)   Amendment or Termination. This Agreement may not be amended or terminated orally, but only by a writing executed by the party to be charged.

          (l)   Assignment. None of the benefits to which you may become entitled hereunder may be assigned, transferred, pledged, or otherwise encumbered by you, and to the maximum extent permissible under law, such benefits will not be subject to the claims of your creditors or to levy, attachment, execution, or other legal process. This Agreement shall be binding upon and inure to the benefit of the Company, its successors and permitted assigns and your executors and heirs, provided that the Company may not assign the Agreement except in connection with a sale of all or substantially all of its assets and then only if said acquiror assumes in a writing delivered to you the obligations of the Company hereunder.

          (m)   Costs of Collection. In the event either party collects any part or all of the payments provided for hereunder or otherwise successfully enforces the terms of this Agreement by or through a lawyer or lawyers, the losing party shall pay all costs of such collection or enforcement, including reasonable legal fees and other fees and expenses which the successful party may incur plus interest (“Costs”); provided, however, that the Company shall not be entitled to recover any Costs from you unless an arbitrator determines that your action to recover any payment or to enforce the terms of this Agreement was not grounded on a reasonable good faith interpretation of the Agreement or that the action was undertaken for the primary purpose of harassing the Company. Interest shall be calculated at the prime rate as announced from time to time by Citibank, N.A. on all or any part of any amount to be paid to you hereunder that is not paid when due. The prime rate for each calendar quarter shall be the prime rate in effect on the first day of the calendar quarter.

          (n)   Arbitration. Any dispute or controversy arising under or in connection with this Agreement shall be settled exclusively by arbitration, conducted before a panel of three (3) arbitrators in New York, New York, in accordance with the rules of the American Arbitration Association then in effect, and judgement may be entered on the arbitrators’ award in any court having jurisdiction. The Company shall pay all costs of the American Arbitrator Association and the arbitrator. The decision upon arbitration shall be final and binding upon both you and the Company. Notwithstanding the foregoing, you shall be entitled to seek specific performance from a court of your right to be paid until the date of termination during the pendency of any dispute or controversy arising under or in connection with this Agreement and the Company shall have the right to obtain injunctive relief from a court pursuant to subparagraph (d) above.

          Please indicate your acceptance by signing the enclosed copy of this letter and returning it to the Company.

Very truly yours,

REGENERON PHARMACEUTICALS, INC.

**/s/Charles Baker Chairman of the Compensation Committee of the Board of Directors

AGREED TO AND ACCEPTED BY:

LEONARD S. SCHLEIFER, M.D., Ph.D.

Signature:	**/s/Leonard S. Schleifer

EXHIBIT A

CHANGE OF CONTROL

     For purposes of this Agreement, “Change of Control” shall be deemed to have occurred if the event set forth in any one of the following paragraphs shall have occurred:

     (i)    any “Person” (as defined in Section 3(a)(9) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), as modified and used in Sections 13(d) and 14(d) thereof, except that such term shall not include (1) the Company, (2) a trustee or other fiduciary holding securities under an employee benefit plan of the Company, (3) an underwriter temporarily holding securities pursuant to an offering of such securities, or (4) a corporation owned, directly or indirectly, by the shareholders of the Company in substantially the same proportions as their ownership of stock of the Company) is or becomes the “Beneficial Owner” (as defined in Rule 13d-3 under the Exchange Act), directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 20% or more of the Company’s then outstanding securities, excluding any Person who is an officer or director of the Company or who becomes such a Beneficial Owner in connection with a transaction described in clause (A) of paragraph (iii) below; or

     (ii)    the following individuals cease for any reason to constitute a majority of the number of directors then serving: individuals who, on the date hereof, constitute the Board of Directors and any new director (other than a director whose initial assumption of office is in connection with an actual or threatened election contest, including but not limited to a consent solicitation, relating to the election of directors of the Company) whose appointment or election by the Board of Directors or nomination for election by the Company’s shareholders was approved or recommended by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors on the date hereof or whose appointment, election or nomination for election was previously so approved or recommended; or

     (iii)    there is consummated a merger or consolidation of the Company with any other corporation other than (A) a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior to such merger or consolidation continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or any parent thereof) at least 60% of the combined voting power of the voting securities of the Company or such surviving entity or any parent thereof outstanding immediately after such merger or consolidation, or (B) a merger or consolidation effected to implement a recapitalization of the Company (or similar transaction) in which no Person is or becomes the Beneficial Owner, directly or indirectly, of securities of the Company (not including in the securities Beneficially Owned by such Person any securities acquired directly from the Company) representing 20% or more of the combined voting power of the Company’s then outstanding securities; or

     (iv)    the shareholders of the Company approve a plan of complete liquidation or dissolution of the Company or there is consummated an agreement for the sale or disposition by the Company of all or substantially all of the Company’s assets, other than a sale or disposition by the Company of all or substantially all of the Company’s assets to an entity at least 75% of the combined voting power of the voting securities of which are owned by Persons in substantially the same proportions as their ownership of the Company immediately prior to such sale.

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EXHIBIT B

FORM OF RELEASE

To:	Regeneron Pharmaceuticals, Inc. 777 Old Saw Mill River Road Tarrytown, New York 10591-6707 Attention: [General Counsel]

     1.     Termination. (a) I hereby acknowledge that my employment with Regeneron Pharmaceuticals, Inc. (the “Company”) [will terminate] [has terminated] on      ,      (the “Termination Date”) pursuant to provisions of paragraphs 8     of my employment agreement dated as of December 20, 2002 with the Company (the “Employment Agreement”), that the Company will not have an obligation to rehire me or to consider me for reemployment after the Termination Date and that my employment with the Company is permanently and irrevocably severed.

          (b)   I hereby confirm my resignation from my position as President and Chief Executive Officer of the Company and that I will not be eligible for any benefits or compensation after the Termination Date, other than as specifically provided hereunder and in paragraphs 3 and 8 of the Employment Agreement [or in any capacity as a director of the Company]. In addition, effective as of the Termination Date, I hereby resign from all offices, directorships, trusteeships, committee memberships and fiduciary capacities held with, or on behalf of, the Company or any of its affiliates or any benefit plans of the Company or any of its affiliates [other than as a director]. These resignations will become irrevocable on the Effective Date of this Agreement, as defined in Section 6 below.

     2.     Consideration. I acknowledge that this General Release is being executed in accordance with paragraph 8(h) of the Employment Agreement.

     3.     General Release. (a) For and in consideration of the payments to be made and the promises set forth under the Employment Agreement, I, for myself and for my heirs, dependents, executors, administrators, trustees, legal representatives and assigns (collectively referred to as “Releasors”), hereby forever release, waive and discharge the Company, its affiliates, employee benefit and/or pension plans or funds, insurers, successors and assigns, and all of its or their past, present and/or future directors, officers, trustees, agents, members, partners, counsel, employees, fiduciaries, administrators, representatives, successors and assigns, whether acting on behalf of the Company or its affiliates or in their individual capacities (collectively referred to as “Releasees”), from any and all claims, demands, causes of action, fees and liabilities of any kind whatsoever, whether known or unknown, which Releasors ever had, now have, or hereafter may claim to have against Releasees by reason of any actual or alleged act, omission, transaction, practice, policy, procedure, conduct, occurrence, or other matter up to and including the date of my execution of this General Release, in connection with, or in any way related to or arising out of, my employment, service as a director, service as a trustee, service as a fiduciary or termination of any of the foregoing with the Company.

          (b)   Without limiting the generality of the foregoing, this General Release is intended and shall release the Releasees from any and all claims, whether known or unknown, which Releasors ever had, now have, or may hereafter claim to have against the Releasees including, but not limited to, (i) any claim of discrimination or retaliation under the Age Discrimination in Employment Act (“ADEA”), Title VII of the Civil Rights Act of 1964, the Americans with Disabilities Act (“ADA”), the Employee Retirement Income Security Act of 1974 or the Family and Medical Leave Act; (ii) any claim under the New York State Human Rights Law and the New York City Administrative Code; (iii) any other claim (whether based on federal, state or local law, statutory or decisional) relating to or arising out of my employment, the terms and conditions of such employment, the termination of such employment and/or any of the events relating directly or indirectly to or surrounding the termination of such employment, including, but not limited, breach of contract (express or implied), wrongful discharge, tortious interference, detrimental reliance, defamation, emotional distress or compensatory or punitive damages; and (iv) any claim for attorney’s fees, costs, disbursements and the like.

          (c)   I further acknowledge and agree that by virtue of the foregoing, I have waived all relief available to me (including without limitation, monetary damages, equitable relief and reinstatement) under any of the claims and/or causes of action waived in Sections 3(a) and (b) above. Therefore I agree that I will not seek or accept any award or settlement from any source or proceeding (including, but not limited to, any proceeding brought by any other person or by any government agency) with respect to any claim or right waived in this General Release. I further agree, to the maximum extent permitted by law, that I will not sue or commence any proceeding (judicial or administrative), or participate in any action, suit or proceeding (unless compelled by legal process or court order), against the Company (or any of its affiliates), with respect to any claim released by Sections 3(a) and (b) above, other than a claim contesting the validity of the release under applicable provisions of the ADEA. I also warrant and represent that as of the date I sign this Agreement, I have not taken or engaged in any of the acts described in the foregoing sentences. I understand that this release has neither the purpose nor intent of interfering with my protected right to file a charge with or participate in an investigation or proceeding pursuant to the statutes administered and enforced by the EEOC, specifically: the ADEA, the Equal Pay Act, Title VII of the Civil Rights Act of 1964 and the ADA. I understand that I will not breach this release if I file a charge with or participate in an investigation or proceeding pursuant to the statutes administered and enforced by the EEOC. However, by signing this release, I understand that I waive any right I may have to recover money or other relief in any lawsuit or proceeding brought by me or by an agency or third party, including the EEOC, on my behalf. If, notwithstanding the foregoing promises and understandings, I violate this Section 3(c), I shall be required, to the maximum extent permitted by law, to indemnify and hold harmless the Company (and its affiliates) from and against any and all demands, assessments, judgments, costs, damages, losses and liabilities, and attorneys’ fees and other expenses which result from, or are incident to, such violation.

          (d)   Notwithstanding anything herein to the contrary, the sole matters to which the release and covenants in this Section 3 do not apply are: (i) my rights of indemnification and directors and officers liability insurance coverage which I was entitled immediately prior to the Termination Date under the Company’s By-laws or otherwise with regard to my service as an officer and director of the Company (including, without limitation, under paragraph 14(c) of the

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Employment Agreement); (ii) my rights under any tax-qualified pension or tax deferred annuity plan or claims for accrued vested benefits under any other employee benefit plan, program, policy or arrangement maintained by the Company or under COBRA; (iii) my rights under the provisions of the Employment Agreement which are intended to survive termination of employment (including claims to payments, benefits or entitlements specifically payable or provided under the Employment Agreement); or (iv) my rights as a stockholder or as a director of the Company.

     4.     Governing Law; Enforceability. The interpretation of this General Release will be construed and enforced in accordance with the laws of the State of New York without regard to that state’s principles of conflicts of law. If, at any time after the execution of this General Release, any provision of this General Release will be held to be illegal or unenforceable by a court of competent jurisdiction, solely such provision will be of no force or effect.

     5.     Acknowledgement. I acknowledge that I have been advised by the Company in writing to consult, and I have consulted, independent legal counsel of my choice before signing this General Release. I further acknowledge that I have had the opportunity to consult independent legal counsel and to consider the terms of this General Release for a period of at least 21 days. I further acknowledge that I have carefully read this General Release in its entirety; that I have had an adequate opportunity to consider it and to consult with any advisors of my choice about it; that I have consulted with independent legal counsel of my choice who has answered to my satisfaction all questions I had regarding this General Release; that I understand all the terms of this General Release and their significance; that I am legally competent to execute this Agreement; that I have not relied on any statements or explanations made by the Company, any agent of the Company or its counsel; that I knowingly and voluntarily assent to all the terms and conditions contained herein; and that I am signing this General Release voluntarily and of my own free will.

     6.     Effective Date. I further acknowledge that this General Release will not become effective until the eighth day following my execution of this General Release (the “Effective Date”), and that I may at any time prior to the Effective Date revoke this General Release by delivering written notice of revocation to the Company, at 777 Old Saw Mill River Road, Tarrytown, New York 10591-6707, to the attention of the [General Counsel]. In the event that I revoke this General Release prior to the eighth day after its execution, this General Release will automatically be null and void.

     7.     Survival. The provisions in the Employment Agreement which are intended to survive termination of employment hall survive and continue in full force and effect.

By:

Executive

Dated:	,

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Acknowledged and Agreed:

REGENERON PHARMACEUTICALS, INC.

By:
Name:
Title:

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EXHIBIT C

GOLDEN PARACHUTE PROVISION

     (a)    (i)   In the event that you shall become entitled to payments and/or benefits provided by this Agreement or any other amounts in the “nature of compensation” (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any person whose actions result in a change of ownership or effective control covered by Section 280G(b)(2) of the Code or any person affiliated with the Company or such person) as a result of such change in ownership or effective control (collectively the “Company Payments”), and such Company Payments will be subject to the tax (the “Excise Tax”) imposed by Section 4999 of the Code (and any similar tax that may hereafter be imposed by any taxing authority) the Company shall pay to you at the time specified in subsection (d) below (x) an additional amount (the “Gross-up Payment”) such that the net amount retained by you, after deduction of any Excise Tax on the Company Payments and any U.S. federal, state, and for local income or payroll tax upon the Gross-up Payment provided for by this paragraph (a), but before deduction for any U.S. federal, state, and local income or payroll tax on the Company Payments, shall be equal to the Company Payments and (y) an amount equal to the product of any deductions disallowed for federal, state or local income tax purposes because of the inclusion of the Gross-Up Payment in your adjusted gross income multiplied by the highest applicable marginal rate of federal, state or local income taxation, respectively, for the calendar year in which the Gross-Up Payment is to be made.

          (ii)   Notwithstanding the foregoing, if it shall be determined that you are entitled to a Gross-Up Payment, but that if the Company Payments (other than that portion valued under Q&A 24(c) of the proposed regulations under Section 280G of the Code(the “Stock Vesting Value”)) (the “Cash Payments”) are reduced by the amount necessary such that the receipt of the Company Payments would not give rise to any Excise Tax (the “Reduced Payment”) and the Reduced Payment (other than the Stock Vesting Value) would not be less than 90% of the Cash Payment, then no Gross-Up Payment shall be made to you and the Cash Payments, in the aggregate, shall be reduced to the Reduced Payments (other than the Stock Vesting Value). If the Reduced Payments is to be effective, payments shall be reduced as mutually agreed between the Company and you or, in the event the parties cannot agree, in the following order (1) any lump sum severance based on a multiple of Base Salary or annual bonus, (2) any other cash amounts payable to you and (3) any benefits valued as parachute payments.

          (iii)   In the event that the Internal Revenue Service or court ultimately makes a determination that the excess parachute payments plus the base amount is an amount other than as determined initially, an appropriate adjustment shall be made with regard to the Gross-Up Payment or Reduced Payment, as applicable to reflect the final determination and the resulting impact on whether (ii) applies.

     (b)    For purposes of determining whether any of the Company Payments and Gross-up Payments (collectively the “Total Payments”) will be subject to the Excise Tax and the amount of such Excise Tax, (x) the Total Payments shall be treated as “parachute payments” within the meaning of Section 280G(b)(2) of the Code, and all “parachute payments” in excess of the “base amount” (as defined under Section 280G(b)(3) of the Code) shall be treated as subject to the Excise Tax, unless and except to the extent that, in the opinion, delivered to the Company and you at a level of more likely than not, of the Company’s independent certified public accountants appointed prior to any change in ownership (as defined under Section 280G(b)(2) of the Code) or tax counsel selected by such accountants (the “Accountants”) such Total Payments (in whole or in part) either do not constitute “parachute payments,” represent reasonable compensation for services actually rendered within the meaning of Section 280G(b)(4) of the Code in excess of the “base amount” or are otherwise not subject to the Excise Tax, and (y) the value of any non-cash benefits or any deferred payment or benefit shall be determined by the Accountants in accordance with the principles of Section 280G of the Code. In the event that the Accountants are serving (or decline to serve) as accountant or auditor for the individual, entity or group effecting the Change of Control, you may appoint another nationally recognized accounting firm or law firm to make the determinations hereunder (which accounting firm or law firm shall then be referred to as the “Accountants” hereunder). All determinations hereunder shall be made by the Accountants which shall provide detailed supporting calculations both to the Company and you at such time as it is requested by the Company or you. If the Accountants determine that payments under this Agreement must be reduced pursuant to this paragraph, they shall furnish you with a written opinion to such effect. The determination of the Accountants shall be final and binding upon the Company and you, subject to the other provisions herein.

     (c)    For purposes of determining the amount of the Gross-up Payment, you shall be deemed to pay U.S. federal income taxes at the highest marginal rate of U.S. federal income taxation in the calendar year in which the Gross-up Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of your residence for the calendar year in which the Company Payment is to be made, net of the maximum reduction in U.S. federal income taxes which could be obtained from deduction of such state and local taxes if paid in such year. In the event that the Excise Tax is subsequently determined by the Accountants to be less than the amount taken into account hereunder at the time the Gross-up Payment is made, you shall repay to the Company, at the time that the amount of such reduction in Excise Tax is finally determined, the portion of the prior Gross-up Payment attributable to such reduction (plus the portion of the Gross-up Payment attributable to the Excise Tax and U.S. federal, state and local income tax imposed on the portion of the Gross-up Payment being repaid by you if such repayment results in a reduction in Excise Tax or a U.S. federal, state and local income tax deduction), plus interest on the amount of such repayment at the rate provided in Section 1274(b)(2)(B) of the Code. Notwithstanding the foregoing, in the event any portion of the Gross-up Payment to be refunded to the Company has been paid to any U.S. federal, state and local tax authority, repayment thereof (and related amounts) shall not be required until actual refund or credit of such portion has been made to you, and interest payable to the Company shall not exceed the interest received or credited to you by such tax authority for the period it held such portion. Furthermore, to the extent the foregoing provision shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, the provision for repayment shall be null and void. You and the Company shall mutually agree upon the course of action to be pursued (and the method of allocating the expense thereof) if your claim for refund or credit is denied.

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     In the event that the Excise Tax is later determined by the Accountant or the Internal Revenue Service to exceed the amount taken into account hereunder at the time the Gross-up Payment is made (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-up Payment), the Company shall make an additional Gross-up Payment in respect of such excess (plus any interest or penalties payable with respect to such excess) at the time that the amount of such excess is finally determined.

     (d)    The Gross-up Payment or portion thereof provided for in subsection (c) above shall be paid not later than the thirtieth (30th) day following an event occurring which subjects you to the Excise Tax; provided, however, that if the amount of such Gross-up Payment or portion thereof cannot be finally determined on or before such day, the Company shall pay to you on such day an estimate, as determined in good faith by the Accountant, of the minimum amount of such payments and shall pay the remainder of such payments (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), subject to further payments pursuant to subsection (c) hereof, as soon as the amount thereof can reasonably be determined, but in no event later than the ninetieth day after the occurrence of the event subjecting you to the Excise Tax. In the event that the amount of the estimated payments exceeds the amount subsequently determined to have been due, such excess shall constitute a loan by the Company to you, payable on the fifth day after demand by the Company (together with interest at the rate provided in Section 1274(b)(2)(B) of the Code), provided that, to the extent the foregoing provision shall be deemed to create a loan of a personal nature in violation of Section 402 of the Sarbanes-Oxley Act of 2002, the provision for repayment shall be null and void.

     (e)    In the event of any controversy with the Internal Revenue Service (or other taxing authority) with regard to the Excise Tax, you shall permit the Company to control issues related to the Excise Tax (at its expense), provided that such issues do not potentially materially adversely affect you, but you shall control any other issues. In the event the issues are interrelated, you and the Company shall in good faith cooperate so as not to jeopardize resolution of either issue, but if the parties cannot agree you shall make the final determination with regard to the issues. In the event of any conference with any taxing authority as to the Excise Tax or associated income taxes, you shall permit the representative of the Company to accompany you, and you and your representative shall cooperate with the Company and its representative.

     (f)    The Company shall be responsible for all charges of the Accountant.

     (g)    The Company and you shall promptly deliver to each other copies of any written communications, and summaries of any verbal communications, with any taxing authority regarding the Excise Tax covered by this Exhibit C.

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